[Logo of CBRL Group, Inc.]

Contact:

Lawrence E. White

Senior Vice President/

Finance and Chief Financial Officer

CBRL Group, Inc. Executives Establishing Stock Plans

LEBANON, TN (December 1, 2003) — CBRL Group, Inc. (Nasdaq:  CBRL) (the “Company”) announced today that certain members of its senior management team are establishing stock trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934.

In October 2000, the Securities and Exchange Commission (“SEC”) adopted Rule 10b5-1, which permits individuals who are not in possession of material nonpublic information to establish prearranged plans to buy or sell company stock. The rule allows individuals adopting such plans to sell shares pursuant to the established plan over a specified period of time or at a specific price in the future, regardless of any subsequent material nonpublic information they receive.

Although not required to disclose the existence of such plans under current SEC regulations, the Company has opted to do so with respect to plans adopted by its three most senior executive officers at the holding company, CBRL Group, Inc., the Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer.  The Company made this decision to provide timely disclosure of the nature of the transactions of these senior executive officers.  Information on transactions in the Company’s securities by all of its executive officers is available within two business days on the Company’s website (www.cbrlgroup.com) and on the SEC’s website (www.sec.gov).

Dan W. Evins, the Company’s Chairman of the Board, entered into a Rule 10b5-1 trading plan on November 24, 2003, at which time Mr. Evins held vested stock options to purchase 387,250 shares that are scheduled to expire at various times between 2009 and 2011. He has indicated that, under his trading plan, these options will be exercised and the shares issued upon exercise of the option will be sold for his account during the term of the plan. Mr. Evins currently owns 100,000 shares, and, upon establishing his plan, had options to acquire an additional 423,527 shares, including the 387,250 shares covered by his plan.  Mr. Evins has indicated that he entered into his plan for personal portfolio diversification, tax and retirement planning purposes.

Michael A. Woodhouse, the Company’s President and Chief Executive Officer, expects to enter into a Rule 10b5-1 trading plan in the near future. Mr. Woodhouse holds a vested stock option to purchase 62,871 shares that is scheduled to expire in March 2004. He has indicated that, under his trading plan, this option will be exercised and all but 10,000 of the shares issued upon exercise of the option will be sold for his account during the term of his plan. Mr. Woodhouse has indicated that he intends to keep 10,000 shares obtained upon exercise of the option in his personal investment account at the present time.  Mr. Woodhouse currently owns an additional 57,300 shares, and has options to acquire an additional 744,255 shares, including the 62,871 shares covered by his plan.

Lawrence E. White, the Company’s Senior Vice President and Chief Financial Officer, entered into a Rule 10b5-1 trading plan on December 1, 2003.  Mr. White holds a vested stock option to purchase 33,104 shares that is scheduled to expire in March 2004. He has indicated that, under his trading plan, this option will be exercised, and all but 5,000 of the shares issued upon exercise of the option will be sold for his account during the term of his plan. Mr. White has indicated that he intends to keep 5,000 shares obtained upon exercise of the option in his personal investment account at the present time.  Mr. White currently owns an additional 5,000 shares, and has options to acquire an additional 155,036 shares, including the 33,104 shares covered by his plan.

The information in this press release is based upon information provided to the Company, including copies of trading plans entered into by certain of its executives.  In addition to Messrs. Evins, Woodhouse and White, other executive officers of CBRL Group, Inc. may enter into Rule 10b5-1 trading plans from time to time in the future, or may otherwise exercise options and sell the shares issued thereunder.  The Company does not intend to make announcements with respect to those other officers, although, as indicated above, information about their transactions will be posted on the Company’s and the SEC’s websites.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 486 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 101 company-operated and 17 franchised Logan’s Roadhouse restaurants in 17 states.

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